June 30, 2021

Pioneer Securitized Income Fund

60 State Street

Boston, Massachusetts 02109

Pioneer Series Trust IV

60 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of June 30, 2021, by and among Pioneer Series Trust IV, a Delaware statutory trust (the “Successor Trust”), on behalf of its series Pioneer Securitized Income Fund (the “Successor Fund”) and Pioneer Securitized Income Fund, a Delaware statutory trust (the “Predecessor Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates (1) the transfer of all the Acquired Assets to the Successor Fund in exchange solely for (a) the issuance to the Predecessor Fund of the number of Successor Fund Shares, including fractional Successor Fund Shares, with an aggregate NAV equal to the aggregate NAV of the Predecessor Fund Shares (determined as set forth in paragraph 1.4 of the Agreement), and (b) the assumption by the Successor Trust, on behalf of the Successor Fund, of all the Assumed Liabilities, and (2) the distribution by the Predecessor Fund of the Successor Fund Shares pro rata to the Predecessor Fund Shareholders in complete liquidation and dissolution of the Predecessor Fund (collectively, the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Information Statement of the Predecessor Fund and Prospectus for the Successor Fund, dated May 14, 2021, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110-1726 United States	+1.617.341.7700

+1.617.341.7701

Pioneer Securitized Income Fund

Fund Pioneer Series Trust IV

June 30, 2021

Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in the Predecessor Fund Tax Representation Certificate and the Successor Fund Tax Representation Certificate, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Transaction, we are of the opinion that, for United States federal income tax purposes:

1.

The Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Predecessor Fund and the Successor Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Predecessor Fund upon the transfer of all the Acquired Assets to the Successor Fund in the Transaction solely in exchange for the Successor Fund Shares and the assumption by the Successor Trust, on behalf of the Successor Fund, of all the Assumed Liabilities, or upon the distribution of the Successor Fund Shares to the Predecessor Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Acquired Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.

The tax basis in the hands of the Successor Fund of each Acquired Asset transferred in the Transaction will be the same as the tax basis of such Acquired Asset in the hands of the Predecessor Fund immediately prior to the

Pioneer Securitized Income Fund

Fund Pioneer Series Trust IV

June 30, 2021

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transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Predecessor Fund on the transfer.

4.

The holding period in the hands of the Successor Fund of each Acquired Asset transferred from the Predecessor Fund to the Successor Fund in the Transaction, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the Predecessor Fund’s holding period for such Acquired Asset (except where investment activities of the Successor Fund have the effect of reducing or eliminating the holding period with respect to an Acquired Asset).

5.

No gain or loss will be recognized by the Successor Fund upon its receipt of all the Acquired Assets solely in exchange for Successor Fund Shares and the assumption by the Successor Trust, on behalf of the Successor Fund, of all the Assumed Liabilities as part of the Transaction.

6.	No gain or loss will be recognized by the Predecessor Fund Shareholders upon the exchange of their Predecessor Fund Shares solely for Successor Fund Shares as part of the Transaction.

7.

The aggregate tax basis of the Successor Fund Shares that each Predecessor Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of the Predecessor Fund Shares exchanged therefor.

8.

Each Predecessor Fund Shareholder’s holding period for the Successor Fund Shares received in the Transaction will include the Predecessor Fund Shareholder’s holding period for the Predecessor Fund Shares exchanged therefor, provided that the Predecessor Fund Shareholder held such Predecessor Fund Shares as capital assets on the date of the exchange.

9.	The taxable year of the Predecessor Fund will not end as a result of the Reorganization.

This opinion is furnished to the Predecessor Fund and the Successor Trust, on behalf of the Successor Fund, in connection with the Transaction and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the Predecessor Fund Shareholders, and they may rely on it in connection with the Transaction, it being understood that we are not establishing any attorney-client relationship with any shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement relating to the Transaction and to the use of our name and any reference to our

Pioneer Securitized Income Fund

Fund Pioneer Series Trust IV

June 30, 2021

Page Four

firm in such N-14 Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP